UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EG ACQUISITION CORP.

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Subject Company: EG Acquisition Corp.

Commission File No.: 001-40444

Information regarding LGM Enterprises, LLC (dba flyExclusive) (“LGM”) was published in a May 23, 2023 Bloomberg article (the “Article”). The Article is provided below. The text of the Article includes the following statement: “Kinston, North Carolina-based flyExclusive is expected to have operating cash flow of about $64 million this year and sees that doubling to $130 million next year, according to a May proxy filing.” The foregoing statement lacks certain context and contains certain inaccuracies. In particular, the financial projections referenced (such projections, the “LGM Projections”) were sourced from financial projections provided to the Board of Directors (the “Board”) of EG Acquisition Corp. (“EG”) in October 2022 in order to assist the Board in its determination of whether or not to approve the transactions contemplated by that certain Equity Purchase Agreement, dated October 17, 2022, by and between EG, LGM and certain other parties thereto. The LGM Projections were prepared prior to LGM undergoing a PCAOB audit and investors are encouraged to review the financial statements of LGM included in the preliminary proxy statement filed on May 5, 2023, including the financial information in the section of the preliminary proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Information”. Further, while the text of the Article refers to projected “operating cash flow” of $64 million in 2023 and $130 million in 2024, such numbers were presented in the LGM Projections as “EBITDA” projections, not “operating cash flow” projections.

Private Jets, Hot off Pandemic Surge, Face New Hurdles and Fewer Customers

•	Private flights in US dropped 4.5% in 1Q from year earlier

•	FlyExclusive plans SPAC public listing, valued at $900 million

By Thomas Black

May 23, 2023 at 8:00 AM EDT

Jim Segrave has provided private jet services to wealthy clients for decades. He chartered flights through the financial woes of 2008 and through hurricanes that slammed his home state of North Carolina, forcing him to salvage equipment from his flooded office building using a canoe.

But Segrave’s biggest test yet may come this summer as he pushes forward with a public listing of flyExclusive Inc., which operates more than 90 private jets, through a special purpose acquisition company that values his business at $900 million. Private flights in the US have declined from their pandemic highs, with takeoffs and landings dropping 4.5% in the first quarter from a year earlier. The drop accelerated to 9.3% in April compared with an 8.6% decrease in March.

Besides the demand decline, the industry is also grappling with inflation, especially around a lack of maintenance technicians and pilots. The aircraft market remains tight as a lingering supply-chain shortage impedes planemakers from ramping up production faster. Over the long term, the industry is under growing pressure to mitigate or offset its greenhouse gas emissions.

Flexjet, the second-largest US operator of private jets behind NetJets Inc., shelved its SPAC listing last month, paying $30 million to call off the deal. Wheels Up Experience Inc., which went public in 2021 via SPAC, has struggled to turn a profit even as sales have grown.

The Descent

US business jet takeoffs and landings drop in first quarter from 2022 record

Source: Federal Aviation Administration data

Segrave said he isn’t worried. FlyExclusive does its own work on airplanes except for engine maintenance, and is investing in simulators to train its own pilots.

“Our customer base is fairly insulated,” said Segrave, who founded flyExclusive in 2015 after selling his first private-jet business to Delta Air Lines Inc. in 2010. “They generally are going to continue to travel.”

Private flying is still more popular than in 2019, according to US Federal Aviation Administration data. While many first-time private fliers return to commercial airlines, others are sticking around as they get a taste of the speed and convenience of private travel. Those new customers, often described as the frugal wealthy who before never had motivation to try private aviation, will result in a slight increase of private fliers compared with the pre-pandemic market, said Brian Foley, an industry consultant.

There’s also evidence of stable demand for private aviation. Aircraft makers, which underpin the health of the industry, have raised prices ahead of inflation and deliveries are expected to increase to 722 business jets this year, up from 614 in 2022, according to JPMorgan Chase & Co. Next year, those deliveries are expected to rise to 750, the highest level since the 2008-2009 financial crisis, according to JPMorgan data.

Still, the mood at the annual European corporate jet conference in Geneva, which begins May 23, may be tinged with trepidation that the industry could be rocked by a recession. Planemakers continue to face production delays, and a deep recession could throw the whole market off kilter, Foley said.

Segrave, who is an active pilot, said flyExclusive wants to buy more of Textron Inc.’s Cessna planes, but the wait time is three years or so from order to delivery.

Flexjet, a larger competitor, is also seeking to increase its aircraft orders from Embraer SA and Bombardier Inc., but production is being held up by jet engine supplies.

Changing Winds

The end of the flying frenzy is a major headwind for charter companies that match available aircraft to passengers in the spot market. But for companies like Flexjet, which own their own fleets and cater to more stable customers who buy chunks of flight hours, the surge during the pandemic brought new problems, including having to purchase expensive aircraft capacity from other operators to meet clients’ needs, said Kenn Ricci, chairman of Flexjet.

“Thank God it’s not what it was last year,” said Ricci, whose company saw annual flight hours under management jump to 145,000 from 90,000 before the pandemic. “It’s hard for me to see anything bad in the market right now because I’m so looking forward to it slowing down.”

That surge tightened inventories and sent used-aircraft prices soaring. Less than 3% of pre-owned aircraft were up for sale during the height of the pandemic. The market has loosened up but is still tight by historical standards, with about 4% of the fleet up for sale, less than half the rate before 2020.

The average asking price for used aircraft fell 1.2% in March from February to $12.8 million, according to a JPMorgan Chase report, showing some easing of the tight pre-owned market. Still, that average asking price was 7% higher from a year earlier.

Companies, especially smaller ones, are slower to pull the trigger on plane deals now, said Janine Iannarelli, who helps clients buy and sell planes.

“The winds of change in our economic and political environment are making people maybe step back a little bit,” she said. “We’re in this period where people are wait-and-see.”

Investors may be wary after private-jet operator Wheels Up reported rising net losses in 2022 even as sales have grown. The stock has plummeted more than 95% since going public in July 2021 through a SPAC and company founder Kenny Dichter stepped down as CEO on May 9.

Kinston, North Carolina-based flyExclusive is expected to have operating cash flow of about $64 million this year and sees that doubling to $130 million next year, according to a May proxy filing. The company’s sales jumped to $320 million last year, almost triple its sales in 2019. Segrave expects to double last year’s sales to almost $730 million in 2024. FlyExclusive plans to begin trading as early as this summer.

“We’ve grown it in a very methodical, smart, disciplined way and now we’re taking this company public,” Segrave said. “We’re going to continue being disciplined.”

Forward-Looking Statements

This article contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of EG’s securities, (ii) the risk that the transaction may not be completed by EG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by EG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of EG and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, (vi) the effect of the announcement or pendency of the transaction on flyExclusive’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of flyExclusive and potential difficulties in flyExclusive employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against flyExclusive or against EG related to the Equity Purchase Agreement or the transaction, (ix) the ability to maintain the listing of the EG’s securities on a national securities exchange, (x) the price of EG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which EG plans to operate or flyExclusive operates, variations in operating performance across competitors, changes in laws and regulations affecting EG’s or flyExclusive’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of EG’s registration on Form S-1, the proxy statement that will be filed as discussed herein and other documents filed by EG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and flyExclusive and EG assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. flyExclusive nor EG gives any assurance that either flyExclusive or EG or the combined company will achieve its expectations.

EG cautions that the foregoing list of factors is not exclusive. EG cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of EG’s Annual Report on Form 10-K filed with the SEC. EG’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, EG disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.